UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
SPECIALIZED DISCLOSURE REPORT
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LEONARDO DRS, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-41565	13-2632319
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2345 Crystal Drive
Suite 1000
Arlington, Virginia 22202
(Address of principal executive offices)
Mark A. Dorfman
Executive Vice President, General Counsel and Secretary
(703) 416-8000
(Registrant's telephone number, including area code)
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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1), for the reporting period from January 1 to December 31, 2022
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1), for the fiscal year ended ______________.

Section 1 - Conflict Minerals Disclosure
Item 1.01    Conflict Minerals Disclosure and Report
In accordance with Rule 13p-1 under the Securities Exchange Act of 1934, Leonardo DRS, Inc. has filed this Specialized Disclosure Form (“Form SD”) and the associated Conflict Minerals Report. Both the Form SD and the Conflict Minerals Report are available on Leonardo DRS, Inc’s website at: www.leonardodrs.com.
Information included on the Company’s website is provided for informational purposes only and is not incorporated by reference herein.
Item 1.02     Exhibit
Leonardo DRS Inc.’s Conflict Mineral Report for the period January 1, 2022 to December 31, 2022 is attached hereto as Exhibit 1.01.

Section 2 - Resource Extraction Issuer Disclosure
Item 2.01.     Resource Extraction Issuer Disclosure and Report
Not Applicable.
Section 3 - Exhibits
Item 3.01.     Exhibits
Exhibit 1.01 – Conflict Minerals Report of Leonardo DRS, Inc. for the reporting period January 1, 2022 to December 31, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEONARDO DRS, INC.
(Registrant)

Date: May 31, 2023	By:	/s/ Mark A. Dorfman
Mark A. Dorfman
Executive Vice President, General Counsel and Secretary